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EXHIBIT 11
                                                                                     ----------

                              TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                  PRIMARY AND FULLY DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                                 (In thousands, except per-share amounts.)



                                                              For Three Months Ended     For Six Months Ended
                                                              ----------------------     ---------------------
                                                              June 30      June 30       June 30      June 30
                                                                1995         1994          1995         1994
                                                               --------     --------      --------     --------
Net Income.................................................   $278,233     $183,938      $508,223     $317,640
  Add:
    Interest, net of tax and profit sharing effect, on
      convertible debentures assumed converted.............        410          668           817        1,330
                                                              --------     --------      --------     --------
Adjusted net income........................................   $278,643     $184,606      $509,040     $318,970
                                                              ========     ========      ========     ========


Earnings per Common and Common Equivalent Share:
- ------------------------------------------------
Weighted average common shares outstanding.................     93,602       91,944        93,222       91,573
  Weighted average common equivalent shares:
    Stock option and compensation plans....................      1,631        1,219         1,438        1,312
    Convertible debentures.................................      1,491        2,413         1,492        2,413
                                                              --------     --------      --------     --------
  Weighted average common and common equivalent shares.....     96,724       95,576        96,152       95,298
                                                              ========     ========      ========     ========

Earnings per Common and Common Equivalent Share............   $   2.88     $   1.93      $   5.29     $   3.35


Earnings per Common Share Assuming Full Dilution:
- -------------------------------------------------
Weighted average common shares outstanding.................     93,602       91,944        93,222       91,573
  Weighted average common equivalent shares:
    Stock option and compensation plans....................      1,899        1,311         1,999        1,404
    Convertible debentures.................................      1,491        2,413         1,492        2,413
                                                              --------     --------      --------     --------
  Weighted average common and common equivalent shares.....     96,992       95,668        96,713       95,390
                                                              ========     ========      ========     ========

Earnings per Common Share Assuming Full Dilution...........   $   2.87     $   1.93      $   5.26     $   3.34

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